EXHIBIT 15

To the Directors and Shareholders of Morgan Stanley:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Morgan Stanley for the three-month periods ended February 28, 2007 and 2006 and have issued our report dated April 5, 2007 (which report included an explanatory paragraph regarding Morgan Stanley’s adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement” and Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities–Including an amendment of FASB Statement No. 115”). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above which was included in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2007 is being incorporated by reference in this Registration Statement on Form S-8 dated May 11, 2007.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
New York, New York
May 11, 2007